Exhibit 4.2

Elephant Talk Communications CORP.

3600 NW 138TH sTREET, Ste 102

Oklahoma City, OK 73114

July 15, 2014

Bernard Nicolas Moncarey

[ _______________ ]

Re:	Letter Agreement Relating to Common Stock Purchase Warrant No. Z1

Dear Mr. Moncarey:

Reference is hereby made to that certain Common Stock Purchase Warrant No. Z1, issued on August 17, 2013 (the “Warrant”) by Elephant Talk Communications Corp. (the “Company”) to Bernard Nicolas Moncarey (the “Holder”), pursuant to which the Holder is entitled to purchase common stock of the Company, as further described in the Warrant and subject to the terms and conditions thereof. This letter agreement (this “Warrant Amendment”) will memorialize the consent of the Holder to amend certain terms of the Warrant as provided herein. This Warrant Amendment is the Warrant Amendment entered into pursuant to that certain conversion agreement, dated of even date herewith, entered into by the Holder and the Company in connection with the conversion of that certain 10% Convertible Note Due July 2, 2014, issued by the Company to the Holder on August 17, 2013.

Notwithstanding anything to the contrary in the Warrant:

(1)	the exercise price per share for all Warrant Shares shall equal $0.70 per share and any references to the term “Exercise Price” in the Warrant shall mean $0.70;

(2)	the second paragraph of the Warrant is hereby amended and restated in its entirety as follows: “This Warrant (this “Warrant”) was originally issued pursuant to that certain 10% Convertible Note Due July 2, 2014, issued by the Company to the Holder on August 17, 2013 (the “Convertible Note”) and has been subsequently amended pursuant to that certain letter agreement, dated as of July 15, 2014, entered into by the Holder and the Company in connection with the conversion of the Convertible Note (the “Conversion Agreement”).”;

(3)	the fifth line of Section 3, Section 12, and Section 14(e) of the Warrant are each hereby amended by replacing the term “Convertible Note” in each place that such term appears with the term “Conversion Agreement”;

(4)	clause (y) of the first sentence of Section 3 of the Warrant is hereby amended and restated in its entirety as follows: “(y) delivery by the transferee of a written statement to the Company certifying that the transferee is an “accredited investor” as defined in Rule 501(a) under the Securities Act and making such representations and warranties set forth in Section 4 of the Conversion Agreement, to the Company at its address specified in the Conversion Agreement”; and

(5)	the second sentence of Section 4(b) of the Warrant is hereby amended and restated in its entirety as follows: “The delivery by (or on behalf of) the Holder of the Exercise Notice and the applicable Exercise Price as provided above shall constitute the Holder’s certification to the Company that its representations and warranties set forth in Section 4 of the Conversion Agreement are true and correct as of the Exercise Date as if remade in their entirety (or, in the case of any transferee Holder that is not a party to the Conversion Agreement, such transferee Holder’s certification to the Company that such representations are true and correct as to such assignee Holder as of the Exercise Date).”

Except for the amendments expressly set forth in this Warrant Amendment, all other terms and conditions of the Warrant shall be unaffected hereby and remain in full force and effect. This Warrant Amendment and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the choice or conflict of law principles thereof. This Warrant Amendment may be executed in separate counterparts. Each such counterpart shall be deemed to be an original, but all of which together shall constitute one and the same document. Executed counterparts to this Warrant Amendment transmitted by facsimile or by electronic transmission of portable document format (PDF) files or tagged image file format (TIF) files shall be deemed to be original signatures for all purposes.

Please confirm your consent to the terms of this Warrant Amendment by executing the enclosed copy and returning it to us at your earliest convenience.

Very truly yours,

Alex Vermeulen
General Counsel

Agreed to and Accepted by:

_______________________
Bernard Nicolas Moncarey

-2-